Exhibit 2.1

PLAN OF DISSOLUTION OF CBA FLORIDA, INC.

This Plan of Dissolution (this “Plan”), dated as of [DATE] (the “Plan Date”), is intended to accomplish the dissolution and winding up of CBA FLORIDA, INC., a Florida corporation (the “Corporation”), in accordance with the Florida Business Corporation Act (the “FBCA”).

1.       Approval and Adoption of Plan. The directors of the Corporation (the “Directors”) took action at a meeting duly called and held on February 11, 2020 and voted to propose and recommend to the shareholders of the Corporation (the “Shareholders”) that the Corporation be dissolved. The Directors further included in the proposal to Shareholders the following Plan for winding up and dissolving the Corporation and providing for the liquidation of the Corporation.

The Shareholders of the Corporation met on [DATE] (the “Adoption Date”), and at least a majority of all the votes entitled to be cast approved the dissolution of the Corporation and adopted this Plan as recommended by the Directors. The shareholder authorization permits revocation by action of the board of directors alone, and therefore the Directors may revoke the dissolution without shareholder action.

2.       General Authorization. The Directors are authorized, as of the Adoption Date, without further action by Shareholders, to do and perform or cause the officers of the Corporation (the “Officers”), subject to approval of the Directors, to do and perform any and all acts, and to make, execute, deliver, or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate, or desirable, in the absolute discretion of the Directors, to implement the winding up of the business and affairs of the Corporation according to this Plan, including, but not limited to:

a.       Marshalling all of the Corporation’s assets;

b.        Selling any, all, or substantially all of the assets of the Corporation;

c.	Paying all expenses incurred in connection with the implementation of this Plan including, but not limited to, any consulting, professional, legal and other fees and expenses of persons or entities providing services to the Corporation;
d.	Satisfying, settling, or rejecting all liabilities, claims, debts, or obligations of the Corporation, whether by payment or by making adequate provisions for payments;

e.        Prosecuting and defending actions or proceedings by or against the Corporation;

f.	Distributing assets of the Corporation to the Shareholders in the time and manner, and to the fullest extent, permitted by the FBCA; and
g.	Filing all final tax returns or other forms, making final payments, and closing any tax accounts or other obligations as required by any local, state or federal law or regulation to effect the winding up of the Corporation’s business and affairs and the dissolution of the Corporation.

3.       Indemnification. The Corporation shall continue to indemnify its Officers, Directors, and employees in accordance with the FBCA, its articles of incorporation, bylaws, any contractual arrangements, and its existing directors’ and officers’ liability insurance policy, for acts and omissions in connection with the Corporation’s dissolution, implementation of this Plan and the winding up of the business and affairs of the Corporation.

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4. Filing of Tax Forms. The Corporation shall file final returns, pay final obligations, and close all tax accounts as required by any local, state or federal law, including but not limited to:

a.	IRS Form 966 with the Internal Revenue Service not later than 30 days following the Adoption Date. If the Corporation amends this Plan, it shall file an additional Form 966 within 30 days of the amendment; and
b.	A federal income tax return with the Internal Revenue Service not later than the 15th day of the fourth full month following the date of dissolution, which is the Adoption Date for Internal Revenue Service purposes.

5.        Articles of Dissolution and Effective Date. On or after the Adoption Date, the Corporation shall prepare and file articles of dissolution with the Florida Department of State, Division of Corporations (“DOC”) in accordance with the FBCA. The Corporation shall be dissolved on the date the articles of dissolution are accepted by the DOC unless the articles of dissolution specify a later effective date in accordance with the FBCA (the “Effective Date”).

6.       Cessation of Business Activities. The Corporation shall cease carrying on its business after the Effective Date except as necessary to wind up its business and affairs, including retaining such employees and consultants as necessary or desirable to carry out these activities.

7.       Known Claims Notice and Settlement. The Corporation has elected not to incur the costs and obligations that are required to follow the accelerated claims procedures under Section 1406 of the FBCA for known claims.

8.       Other Claims Notice. The Corporation will fully comply with the optional notice procedures of Section 1407 of the FBCA for other claims, including but not limited to filing a notice of corporate dissolution (the “Notice of Corporate Dissolution”) with the DOC within ten days after filing the articles of dissolution, publishing a notice of corporate dissolution (the “Notice of Corporate Dissolution”) in a newspaper of general circulation in Clark County, NV, which Notice of Corporate Dissolution shall be published at least once a week for two consecutive weeks. In accordance with Section 1407 of the FBCA, the Notice of Corporate Dissolution must specify the information that must be included in the claim and state that:

a.       The Corporation is the subject of a dissolution and the Effective Date;

b.	A claim must be in writing and provide a mailing address where a claim may be sent; and
c.	The claim will be barred unless the claimant commences a proceeding to enforce the claim within four years after either:

i.       The filing of the notice (if the notice is not published in a newspaper); or

ii.	The date of the second consecutive weekly publication of the notice (if the notice is published in a newspaper).

9.        Security for Contingent Claims. The Corporation has elected not to incur the costs and obligations necessary to file an application with a circuit court for a determination of any security that the Corporation would otherwise provide for the payment of claims that are either contingent, unknown to the Corporation or based on an event occurring after the Effective Date but that, based on the facts known to the Corporation, are reasonably estimated to arise after the Effective Date (“Contingent and Unknown Claims”). However, the Corporation may voluntarily establish a reserve as security for such Contingent and Unknown Claims in an amount and for a period of time as it may determine in its absolute discretion.

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10.       Plan of Distribution.

a.	On and after the Effective Date, the Corporation shall liquidate the Corporation’s assets in accordance with the terms of this Plan and the FBCA. This action by and on behalf of the Corporation does not require further approval by the Shareholders and may include efforts such as:
i.	Undertaking all reasonable efforts to collect on assets of the Corporation, including taking such actions necessary to collect any amounts due to the Corporation by a third party, a Director, a Shareholder, or an employee.

ii.       Selling any, all, or substantially all of the Corporation’s assets.

iii.	Disposing of any property of the Corporation not to be distributed in kind to the Shareholders.
b.	On and after the Effective Date, the Corporation shall make adequate provision, by payment or otherwise, for the Corporation’s known claims.
c.	On and after the Effective Date, the Corporation has discretion in determining the manner and timing in which the distributions to shreholders are to be completed. Distributions pursuant to this Plan or any other requirements of the FBCA may occur at a single time or be undertaken in a series of transactions over time. Unless otherwise provided herein, the distributions may be in cash or in assets or in combination of such. The Corporation has absolute discretion to make such distributions in such amounts and at such time or times as it determines.

IN WITNESS WHEREOF, the Corporation has approved dissolution and adopted this Plan by the following signature(s) as of the Adoption Date.

Date: _____________________
[APPROVING PARTY TITLE]

By_____________________ Name:

[APPROVING PARTY TITLE]

By_____________________ Name:

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